CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

SALE AND LEASEBACK AGREEMENT
This Sale and Leaseback Agreement (“Agreement”), dated July 10, 2025 (the “Effective Date”), is entered into between UOP LLC, having a principal place of business at 6111 N. River Road, Rosemont, IL 60018 (the “Buyer” and “Lessor”), and ESS Tech Inc., having its registered office at 26440 SW Parkway Ave., Bldg. 83, Wilsonville, OR. 97070 (the “Seller” and “Lessee”). Each of Seller/Lessee and Buyer/Lessor is sometimes also referred to herein as “Party”, and collectively as “Parties”.
WHEREAS, Seller/Lessee requires use of the stack assembly line 1 to build power module stacks for Energy Warehouse, Energy Center and Energy Base/Power Block unit products (as described in more detail on the Sale Schedule (defined below) attached hereto, the “Equipment”) in the course of Seller/Lessee’s business; and
WHEREAS, Seller/Lessee has use of said Equipment along with other assembly lines, and Seller/Lessee requests Buyer/Lessor purchase from Seller/Lessee Equipment currently located at Seller/Lessee’s facility or at supplier site, as described in the Sale Schedule attached hereto, and to lease the Equipment to Seller/Lessee pursuant to the Lease Schedule (defined below) attached hereto; and
WHEREAS, Buyer is willing to purchase the Equipment pursuant to the terms and conditions of this Agreement for the Sale Price (as defined below), which includes application of certain “Equipment Pre-payment” amounts under that certain Master Supply Agreement, dated September 21, 2023 by and between Seller/Lessee and Buyer (the “Master Supply Agreement”) and Lessor is willing to lease to Seller/Lessee the Equipment under the terms and conditions of this Agreement.
NOW, for good and valuable consideration, the Parties hereby agree as follows:
SECTION I -OVERVIEW
1)Sale. Seller agrees to and hereby does sell, transfer, and convey to Buyer and Buyer agrees to and hereby does purchase from Seller, all of Seller’s respective rights, title and interest in the Equipment pursuant to the Sale Schedule attached hereto on Exhibit A (the “Sale Schedule”), including, for the avoidance of doubt, all rights or claims for damages and penalties which Seller has or may have against the manufacturer(s) of the Equipment, in each case, (a) pursuant to the terms and conditions of Section II - Terms of Sale and the other terms of this Agreement and (b) effective as of the date that the Sale Price is paid (the “Sale Effective Date”).
2)Leaseback. As a material inducement to cause Seller/Lessee to enter into this Agreement, Lessor hereby agrees to lease, and Lessee agrees to accept under lease, the Equipment pursuant to the Lease Schedule attached hereto on Exhibit B

(the “Lease Schedule”), in each case, (a) pursuant to the terms and conditions of Section III - Terms of Lease and the other terms of this Agreement and (b) effective immediately following the sale and purchase of the Equipment as contemplated by Section II (the “Lease Commencement Date”).
SECTION II -TERMS OF SALE
3)Quantity. Seller agrees to sell and Buyer agrees to purchase the Equipment. The serial number of the Equipment to be sold shall be as described in the Sale Schedule.
4)Sale Price. Buyer and Seller agree that the purchase price of the Equipment shall be USD $10,518,419.91 (comprised of $ 4,000,000 cash and $6,518,419.91 paid by Lessor to Seller/Lessee pursuant to the “Equipment Pre-Payment” referenced in paragraph 2.4 of the Master Supply Agreement), exclusive of taxes, subject to adjustment as detailed in the Sale Schedule (the “Sale Price”).
5)Payment. The Sale Price shall be paid (the “Payment”) to the Buyer as follows: (a) $4,000,000 by wire, at the closing of the sale; and (b)$6,518,419.91 invoiced and applied at the closing of the sale against the Equipment Prepayments paid by Buyer to Seller pursuant to the Master Supply Agreement. [***]
[***]

6)Conditions Precedent to Closing of Sale. Seller specifically acknowledges that Buyer does not have adequate ability to conduct due diligence of the Equipment and must rely on the representations and warranties set forth in Section 8 and 9 below. The occurrence of the Sale Effective Date is subject to the following conditions precedent:
i.Seller/Lessee shall provide evidence to Buyer’s satisfaction that it has sufficient liquidity to continue operating in the ordinary course of business [***].
ii.Seller/Lessee has executed all documents and agreements necessary to implement and consummate the transactions contemplated by this Agreement;
iii.No governmental entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the proposed Sale or Lease and any of the other transactions contemplated by this Agreement;
iv.No persons, entity or governmental entity shall have instituted any action or proceeding (which remains pending at what would otherwise be the Sale Effective Date) seeking to enjoin, restrain or otherwise prohibit consummation of the transactions contemplated by this Agreement;

v.All authorizations, consents, regulatory approvals, rulings or documents that are necessary to implement and effectuate the Agreement as of the Sale Effective Date shall have been received, waived or otherwise resolved; and
vi.All documents and agreements necessary to implement the Agreement, shall have (i) been tendered for delivery and (ii) been effectuated or executed by all parties thereto, and all conditions precedent to the effectiveness of such documents and agreements shall have been satisfied or waived pursuant to the terms of such documents or agreements.
Seller has provided Buyer with an officer’s certificate confirming that, as of the date of sale, there are no liens, security interests, or encumbrances on the Equipment being purchased by Buyer. Each of the conditions precedent may be waived in writing by Buyer/Lessor.
7)License to Background Intellectual Property. Subject to the terms and conditions of this Agreement, Seller hereby grants to Buyer a non-exclusive, non-transferable (except in connection with a subsequent sale of the Equipment), non-revokable, sublicensable, royalty-free license to use Seller’s Background Intellectual Property solely as necessary to install, operate, maintain, and repair the Equipment.
“Background Intellectual Property” shall mean all intellectual property rights owned or controlled by Seller as of the Effective Date of this Agreement, which is necessary or useful for the use, operation, maintenance, or repair of the Equipment, whether arising under statutory or common law or by contract and whether or not perfected, including (a) patent rights (including all provisionals, reissues, re-examinations, revisions, divisions, continuations, continuations-in-part and extensions regarding any patent or patent application), utility models, inventions, discoveries, innovations, industrial designs, and all applications for registration of the foregoing; (b) rights associated with works of authorship including copyrights, registrations and applications for copyrights (where applicable), derivative works, moral rights, rights of privacy and publicity, and mask work rights; (c) any trade secrets, know-how and confidential information; and (d) any right analogous to those set forth herein and any other proprietary rights relating to intangible property; but specifically excluding trademarks, service marks, trade dress, trade names, and design patent rights.
8)Seller Representations and Warranties with respect to the Equipment. Seller represents and warrants, as of the Sale Effective Date, that:
a.The Equipment has been used and maintained in a manner consistent with industry standards, and each piece of Equipment has been used for the purpose for which it was created and is in a condition to ensure compliance with applicable laws, rules, regulations, ordinances, and other similar legal or regulatory requirements (collectively, “Laws”).
b.The Equipment or any component thereof (which may comprise a number of parts, including without limitation an assembly and sub-assembly which is incorporated in or affixed to such component), is free from defect affecting either the safety, the structure or the operation of any such component or Equipment so as to render it unfit for the purpose for which it is intended (and regardless of whether such material fault or defect arises as a result of an accident, a manufacturing flaw or any improper utilization of that component or Equipment).
c.With respect to the Equipment, none of the following occurred, and no event has occurred which with the passage of time would result in any of the following: (i) actual, constructive, compromised, or agreed total loss; (ii) destruction, damage beyond economic repair or being rendered permanently unfit for normal use for any reason whatsoever; (iii) the requisition of title, or other compulsory acquisition, requisition, expropriation or confiscation for any reason of that Equipment by any governmental or regulatory authority, but excluding requisition for use or hire not involving requisition of title; and/or (iv) the hijacking, theft, condemnation, confiscation, capture, seizure, arrest or legally forced (involuntary) requisition of that Equipment.
d.Seller has good and marketable title to the Equipment. Seller is transferring to Buyer, full legal and beneficial title in and to each Equipment sold to Buyer hereunder, and Seller warrants that neither Seller nor its parent company or any of its affiliates has placed any security interest on the title, in and to the Equipment, and Seller is transferring title free and clear of any other liens, charges, or other encumbrances.
e.All of the Equipment described on the Sale Schedule and sold to Buyer hereunder was accepted by Seller after the Site Acceptance Test on December 22, 2022.
f.The Equipment is a freestanding moveable asset which contains all parts and equipment used to build power module stacks for Energy Warehouse, Energy Center and Energy Base/Power Block unit products. Upon sale, Seller has provided Buyer with all necessary technical information and access to run, configure, program and/or operate the purchased line and associated parts and components.
g.The cash received from Buyer under this Sale and Leaseback Agreement shall be utilized exclusively by Seller/Lessee for ordinary course operational expenses and shall not be applied towards the repayment of debt (or collateral thereto) or the distribution of dividends.
9)Seller Representations and Warranties with respect to Seller. Seller represents and warrants that:
a.It is duly organized, validly existing and in good standing under the laws of the state of Delaware, and is duly qualified and in good standing (to the extent such concept is applicable) in all jurisdictions where such qualification is required for it to conduct its business, except where the failure to be so qualified or in good standing would not have a material adverse effect on its ability to perform its obligations under this Agreement.

b.It has all requisite power and authority to conduct its business and to perform all of its obligations under this Agreement.
c.This Agreement has been duly authorized by it, and upon execution and delivery by the other Parties, shall constitute the valid, legal and binding obligation of Seller, enforceable in accordance with its terms.
10)Buyer Representations and Warranties. Buyer represents and warrants that:
a.It is duly organized, validly existing and in good standing under the laws of the Delaware of its incorporation or formation, and is duly qualified and in good standing in all jurisdictions where such qualification is required for it to conduct its business, except where the failure to be so qualified or in good standing would not have a material adverse effect on its ability to perform its obligations under this Agreement.
b.It has all requisite power and authority to conduct its business and to perform all of its obligations under this Agreement.
c.This Agreement has been duly authorized by it, and upon execution and delivery by the other Parties, shall constitute the valid, legal and binding obligation of Buyer, enforceable in accordance with its terms.
11)Title and Risk of Loss. Seller’s title, and interest in the Equipment and the risk of loss of the Equipment is transferred to Buyer simultaneously with: (i) the execution and delivery of this Agreement and corresponding Sale Schedule, and (ii) satisfaction of the conditions precedent in Section 6, Conditions Precedent to Closing of Sale on Sale Effective Date. Seller will provide Buyer with the unique serial number for the Equipment purchased. Seller agrees to cooperate with Buyer with respect to the exercise of any right to claim damages or penalties against the manufacturer of the Equipment or any manufacturer of any component part of the Equipment. Seller further agrees that at the request of Buyer, Seller shall furnish Buyer such further information or assurances, execute and deliver such additional documents, instruments, and conveyances, and take such other actions and do such other things, as may be reasonable necessary or desirable in the opinion of the Buyer to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.
SECTION III -TERMS OF THE LEASE
12)Lease. Simultaneously with the transfer of title of the Equipment from the Seller to the Buyer pursuant to Section II above, on the Lease Commencement Date, Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, upon the terms and conditions set forth herein, the Equipment, as described in the Lease Schedule. In the event of any conflict between a provision of this Agreement with respect to the lease of the Equipment and a provision in the Lease Schedule, the provision of the Lease Schedule shall supersede and govern.
13)Term of the Lease. The term of the lease of Equipment (the “Term”) commenced on the Lease Commencement Date and expires upon the earlier of (a) with the expiration of the term specified in the Lease Schedule and (b) the termination of the lease pursuant to Section 15 below.

14)Delivery and Acceptance of the Equipment. Simultaneously with the transfer of title of the Equipment from the Seller to the Buyer pursuant to Section II above, the Equipment will be deemed delivered to Lessee by Lessor and the Lessee (i) will be deemed to have unconditionally and irrevocably accepted that Equipment and (ii) will become automatically liable to make the Lease Payments as defined in the Lease Schedule. The Lessee will not be entitled for any reason to refuse to accept delivery of the Equipment once the title to such Equipment has been transferred to the Buyer from the Seller.
15)Termination Option. Lessor shall have the right and option to terminate the lease of the Equipment pursuant to the Lease Schedule, in whole or in part, prior to its scheduled expiration, upon a material breach by the Lessee of its obligations hereunder (and such date shall be deemed to be the “Expiration Date” for all purposes under the Lease Schedule).
16)Lease Payments.
a.From and after the Lease Commencement Date, the Lessee shall pay Lessor the Lease Payments (as defined in the Lease Schedule) on the first of each month, in accordance with this Agreement.
b.Lessor shall invoice Lessee monthly with respect to Lease Payments due for such month. For the avoidance doubt, Lease Payments shall be due on the first of each Month regardless of the date Lessee received the invoice.
c.In the event of a termination of a lease under the Lease Schedule prior to the end of such month, the Lease Payment with respect to such lease shall be determined by the number of days the Equipment was leased up to the date of termination.
17)For the avoidance of doubt, Lessee shall not be obligated to pay any Lease Payment for Equipment that is in Total Loss (as defined below) if Lessee demonstrates that the Total Loss was caused by Lessor’s Fault.
18)Maintenance & Repair of the Equipment.
a.The Lessee shall be responsible for performing all tests in accordance with industry standards, and performing maintenance required for normal wear and tear (both preventative and curative) so as to keep the Equipment in good working order and repair.
b.Any testing certificates obtained by Lessee shall be shared with Lessor.
19)Lessee’s Use of the Equipment.
a.The Lessee shall use the Equipment for the purposes of manufacturing product to its customers in accordance with its intended use in a manner consistent with past performance, industry standards, applicable Laws, and the specifications of such Equipment. The Lessee is responsible for any violations or damages caused by its sub-suppliers or third party vendors under the Lease obligations.

b.The Lessee shall comply with any applicable Laws related to the use of the Equipment, including (without any limitation) any applicable EPA and Oregon’s Department of Environmental Quality rules and regulations.
c.The Lessee shall, from the delivery of the Equipment and for so long as that Equipment remains leased by the Lessor to the Lessee under this Agreement and the Lease Schedule, bear risk of loss, theft, confiscation, seizure, damage or destruction to (and loss, damage and destruction caused by) the Equipment (including, for the avoidance of any doubt, any damage or destruction caused by a severe and unanticipated natural event for which no human is responsible, which could not have been prevented by reasonable care and foresight (an “Act of God”)), unless the Lessee demonstrates that such was caused by Lessor’s Fault.
20)Lessor’s Fault.
a.“Lessor’s Fault” shall be strictly limited to (i) a Latent Defect (as this term is defined below), or (ii) Lessor’s grossly negligent act or omission or willful misconduct, which deprives the Lessee of the quiet enjoyment of the Equipment.
b.“Latent Defect” means (i) a defect which is a fault in the Equipment (design, materials or workmanship) that could not have been discovered by Seller (A) by a reasonably thorough inspection of the Equipment upon delivery by the manufacturer or (B) in the ordinary course of the operation of Equipment prior to execution of this Agreement, (ii) an act by Lessor which renders the Equipment unfit for its intended use, or which materially impair that use and /or (iii) a defect which is still covered by a guarantee or a warranty from the manufacturer of the Equipment.
c.Lessee agrees to reasonably cooperate with Lessor and its affiliates with respect to the exercise of any right to claim damages or penalties against the manufacturer of the Equipment with respect to a Latent Defect.
d.Other than Latent Defects, the Lessee irrevocably waives any claims against the Lessor concerning the condition of any Equipment.
e.EXCEPT AS TO LESSOR’S FAULT AS DEFINED IN 20(a) ABOVE. THE LEASE OF ALL EQUIPMENT IS “AS IS. WHERE IS. “THIS WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES OF LESSOR WHETHER WRITTEN. ORAL OR IMPLIED. LESSOR SHALL NOT BY VIRTUE OF HAVING LEASED THE EQUIPMENT BE DEEMED TO HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY. LESSEE ACKNOWLEDGES AND AGREES THAT: (1) LESSOR IS NOT A MANUFACTURER OF OR A DEALER IN PROPERTY OF SUCH KIND AS THE EQUIPMENT: (2) LESSOR HAS NOT MADE. AND DOES NOT HEREBY MAKE. ANY REPRESENTATION. WARRANTY OR COVENANT WITH RESPECT TO THE DESIGN. OPERATION. MERCHANTABILITY. CONDITION, QUALITY OR DURABILITY OF THE EQUIPMENT. THEIR SUITABILITY FOR THE PARTICULAR PURPOSES AND USES OF LESSEE. THE PRESENCE OR ABSENCE OF ANY DEFECTS (WHETHER LATENT OR PATENT), THE POSSIBLE INFRINGEMENT OF ANY PATENT OR

TRADEMARK, OR ANY OTHER REPRESENTATION. WARRANTY OR COVENANT OF ANY KIND OR CHARACTER. EXPRESS OR IMPLIED. WITH RESPECT TO THE EQUIPMENT: (3) THE EQUIPMENT IS OF A SIZE. DESIGN. CAPACITY AND MANUFACTURE SELECTED BY LESSEE: (4) LESSEE IS SATISFIED THAT THE EQUIPMENT SUITABLE FOR ITS PURPOSES: AND (5) LESSOR SHALL NOT BE LIABLE TO LESSEE FOR ANY LIABILITY. CLAIM. LOSS. DAMAGE OR EXPENSE OF ANY KIND OR NATURE CAUSED. DIRECTLY OR INDIRECTLY. INCIDENTALLY OR CONSEQUENTIALLY. BY ANY EQUIPMENT OR ANY INADEQUACY THEREOF FOR ANY PURPOSE. ANY DEFICIENCY OR DEFECT THEREIN. THE USE THEREOF. ANY REPAIRS. SERVICING OR ADJUSTMENTS THERETO. OR ANY INTERRUPTION OR LOSS OF SERVICE OR USE THEREOF OR ANY LOSS OF BUSINESS OR FOR ANY DAMAGE WHATSOEVER OR HOWSOEVER CAUSED. AS ALL SUCH RISKS ARE TO BE BORNE BY LESSEE. LESSOR MAKES NO REPRESENTATION AS TO THE TREATMENT OF THE LEASE, THE EQUIPMENT OR THE RENT FOR FINANCIAL REPORTING OR TAX PURPOSES. LESSEE HEREBY WAIVES ANY CLAIM LESSEE MAY HAVE OR ACQUIRE IN THE FUTURE AGAINST LESSOR FOR ANY LOSS, DAMAGE OR EXPENSE CAUSED BY ANY EQUIPMENT OR ANY DEFECT THEREIN OR THE USE OR MAINTENANCE THEREOF.
f.For the avoidance of doubt, and, in the event Lessee has lost quiet enjoyment of the Equipment, if Lessee demonstrates a loss of use for any Equipment due to a Lessor’s Fault, then:
i.Lessor shall take commercially reasonable actions, as required by applicable Law, to mitigate loss or damage to the Lessee, which may include replacing the Equipment at Lessor’s option; and
ii.Lessee shall not be obligated to maintain or replace such Equipment or pay any Lease Payment with respect to such Equipment until such Equipment is released back to service with Lessee.
21)Total Loss Events.
a.For the purposes of this Agreement, a “Total Loss” in respect of any of the Equipment means:
i.(A) Its actual, constructive, compromised, arranged or agreed total loss, (B) its destruction, damage beyond economic repair or being rendered permanently unfit for normal use for any reason whatsoever (including, for the avoidance of doubt. any destruction or damage caused by an Act of God), or (C) in each case referred to under the foregoing clauses (A) and (B), where relevant, any loss or destruction which the insurers providing the third-party insurance agree to consider as a total loss;
ii.the requisition of title, or other compulsory acquisition, requisition, expropriation or confiscation for any reason of that Equipment by any governmental or regulatory authority, but excluding requisition for use or hire not involving requisition of title; or the hijacking, theft, condemnation, confiscation, capture, deprivation, seizure, arrest or requisition for use or hire of that Equipment which deprives any person permitted by this Agreement to have possession and/or use of such Equipment of its possession and/or use during the Term with respect to such Equipment under this Agreement or for any period which extends beyond such Term in respect of that Equipment.
b.Except for a Total Loss caused by Lessor’s Fault, in the event of a Total Loss with respect to any Equipment:
i.the Lessee shall pay the Lessor the Total Loss Value (as defined below) with respect to such Equipment;
ii.the Lease Payments with respect to such Equipment will continue to be due and payable by Lessee to Lessor up to the date of payment of the Total Loss Value with respect to such Equipment.
iii.Upon irrevocable payment in full to the Lessor of the Total Loss Value in respect of such Equipment, the leasing of that Equipment will immediately terminate and neither Party shall have any further obligation or liability with respect to such Equipment. For the avoidance of doubt, any release shall not discharge Lessee or Lessor from any liability arising from a breach of its obligations under this Agreement with respect to the operation of the Equipment or, in respect of Lessee, any violations or damages caused by its sub-vendors as it pertains to Lessor under the Lease obligations, in each case, prior to the date of payment of the Total Loss Value.
c.For the purposes of this Agreement, the “Total Loss Value” shall equal the value ascribed in Exhibit B for the lease month when the Total Loss Value occurs. If the Lessee wishes that the Equipment subject to a Total Loss be replaced by the Lessor, Lessee and Lessor may engage in discussions as to whether such replacement is feasible and the commercial conditions of any such replacement.
22)Change in Law.
a.In the event of any change in Law which (i) requires mandatory modifications to be carried out on all or part of the Equipment (“Mandatory Modifications”) or (ii) renders the Equipment permanently unfit for its intended purpose, the Lessee agrees to implement such Mandatory Modifications. The costs of implementing the Mandatory Modifications will be borne by the Lessee. No change in law impacting Lessee’s ability to use the Equipment shall release Lessee from its payment obligations or constitute an event of Force Majeure.
23)Ownership. The Equipment is, and shall remain, the property of the Buyer/Lessor from and after the Sale Effective Date, and the Seller/Lessee shall have no right, title or interest therein or thereto except the leasehold interest as expressly set forth in this SECTION III and subject to terms hereof. Buyer’s title and ownership of the Equipment should not be affected by any improvements or modifications made by Lessee during the lease Term. Seller shall permit Buyer to enter the premise to mark the Equipment upon request.
24)Surrender.
a.Upon termination or expiration of the Lease Schedule, in whole or in part, the Lessee shall acquire no ownership rights in the Equipment and has no option to purchase the Equipment.
b.Upon the expiration or termination of the Lease Schedule, in whole or in part, the Lessee, at its expense, shall return the applicable Equipment to Lessor.
c.In the event Lessee fails to return the Equipment upon expiration of the Lease Schedule, then Lessor shall be paid Lease Payments until such Equipment is returned to Lessor and all terms and conditions of the Lease will continue as to the Equipment while Equipment is in Lessee’s possession.
d.In the event the Equipment is not returned to Lessor, the Equipment shall be subject to payment by Lessee to the Lessor of the Total Loss Value unless the Equipment could not be returned due to Lessor’s Fault. Equipment shall be returned in accordance with Return Condition (as defined below), DDP (incoterms 2020) to Lessor’s facility or third-party storage facility or such other location as determined by Lessor.
e.Lessee shall pay Lessor the repair costs on any Equipment not in a Return Condition. “Return Condition” means that the Equipment is returned empty, disassembled with instructions for reassembly, in usable condition (with ordinary wear and tear resulting from permitted use in accordance with this Agreement), with regulatory test certificates up-to-date, clean, gas-free, and with required labeling/markings.
f.Lessee shall grant Lessor the right to enter the premise and collect its Equipment at the end of the lease, at Lessee’s cost and expense, if Lessee fails to timely deliver the Equipment.
25)Insurance.
a.Lessee’s obligations:
i.Lessee will maintain, at its sole cost and expense (including deductibles), insurance which includes, but is not limited to, (A) commercial general liability (including products and completed operations liability) in a sum no less than USD $5 million per occurrence and annual aggregate and (B) “all risk” property insurance for full replacement value of the leased Equipment.
ii.Lessee shall also include Lessor as loss payee on the “all risk” property insurance.
iii.Certificates of insurance will be provided by the Lessee or its agent to the Lessor within fifteen (15) calendar days from close and on an annual basis.

26)Events of Default. Any of the following events shall constitute an “Event of Default” under this Agreement:
a.The nonpayment by Lessee of any payments due and payable hereunder or under any Lease Schedule, or the nonpayment by Lessee of any payment of the Total Loss Value or other monies owed by Lessee to Lessor, as provided for herein, within three (3) days after the same is due and payable;
b.The breach by Lessee of any representation, warranty, or covenant contained herein or in the Lease Schedule or in any other agreement, document, or certificate delivered to Lessor in connection with this Agreement;
c.Lessee shall consent to the appointment of a custodian, receiver, trustee or liquidator (or other similar official) of itself, any Equipment or of a substantial part of its property, or shall admit in writing its inability to pay its debts generally as they come due, or a court of competent jurisdiction shall determine that Lessee is generally not paying its debts as such debts become due, or Lessee shall make a general assignment for the benefit of creditors;
d.Lessee (i) shall file a voluntary petition in bankruptcy, a petition or an answer seeking reorganization in a proceeding under any bankruptcy laws (as now or hereafter in effect), or an answer admitting the material allegations of a petition filed against Lessee in any such proceeding, or (ii) shall, by voluntary petition, answer or consent, seek relief under the provisions of any now existing or future bankruptcy or other similar law providing for the reorganization or winding-up of debtors, or providing for an agreement, composition, extension or adjustment with its creditors;
e.an order, judgment or decree shall be entered in any proceeding by any court of competent jurisdiction appointing, without the consent (express or legally implied) of Lessee, a custodian, receiver, trustee or liquidator (or other similar official) of Lessee, any Equipment or any substantial part of its property, or sequestering any Equipment or any substantial part of the property of Lessee, and any such order, judgment or decree or appointment or sequestration shall remain in force undismissed, unstayed or unvacated for a period of sixty (60) days after the date of entry thereof;
f.a petition against Lessee in a proceeding under applicable bankruptcy laws or other insolvency laws, as now or hereafter in effect, shall be filed and shall not be stayed, withdrawn or dismissed within sixty (60) days thereafter, or if, under the provisions of any law providing for reorganization or winding-up of debtors which may apply to Lessee, any court of competent jurisdiction shall assume jurisdiction, custody or control of Lessee, any Equipment or any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of sixty (60) days;
g.Lessee shall, subject to any applicable cure periods, fail to make any payment (whether of principal or interest, regardless of amount) in respect of any indebtedness (other than in connection with a lease hereunder)

owed to Lessor or an affiliate thereof, when and as the same shall become due and payable by acceleration or otherwise;
h.Lessee shall, subject to any applicable cure periods, fail to make any payment (whether of principal or interest, regardless of amount) in respect of any indebtedness the outstanding principal balance of which is greater than or equal to one hundred thousand dollars ($100,000.00) owed to any third party, when and as the same shall become due and payable by acceleration or otherwise; or
i.any of the following shall occur: (i) Lessee shall (1) enter into any transaction of merger, division or consolidation, unless Lessee shall be the surviving entity (such actions being referred to as an “Event”), unless the surviving entity is organized and existing under the laws of the United States or any state, and prior to such Event: (A) such person executes and delivers to Lessor (x) an agreement satisfactory to Lessor, in its sole discretion, containing such person’s effective assumption, and its agreement to pay, perform, comply with and otherwise be liable for, in a due and punctual manner, all of Lessee’s obligations having previously arisen, or then or thereafter arising, under the Lease and any and all agreements, documents and certificates delivered to Lessor in connection herewith, and (y) any and all other documents, agreements, instruments, certificates, opinions and filings requested by Lessor; and (B) Lessor is satisfied as to the creditworthiness of such person, and as to such person’s conformance to the other standard criteria then used by Lessor when approving transactions similar to the transactions contemplated in the Lease; (2) cease to do business as a going concern, liquidate, or dissolve; or (3) sell, transfer (including, without limitation, any transfer resulting from a division of the Lessee into two or more entities), or otherwise dispose of all or substantially all of its assets or property; (ii) or a Change of Control of Lessee, as applicable, shall occur. For purposes of this subsection (i), “Change of Control” means a transaction or series of transactions as a result of which the holders of the equity ownership of Lessee as of the date hereof (x) cease to hold, directly or indirectly, 50% or more of the equity ownership of Lessee, as applicable or (y) cease to directly or indirectly have the power to control the management and policies of Lessee.
27)Remedies of Default. Upon the occurrence of any Event of Default hereunder, the rights and duties of the Parties shall be as set forth in this section. Lessor may elect, in its sole discretion, to do one or more of the following upon the occurrence of an Event of Default, and at any time thereafter:
a.Upon written notice to Lessee, Lessor may terminate this Agreement immediately as to any or all of the Lease Schedules then in effect.
b.Lessor may demand that Lessee return the Equipment to Lessor whereupon Lessee shall, at its expense upon such demand, promptly deliver the Equipment to Lessor to the place or places designated by Lessor in the manner and condition required by, and otherwise in accordance with, the provisions of the Lease Schedule and this Agreement, as if the Equipment were being returned at the expiration of its term of lease. If Lessee does not so deliver the Equipment, Lessee shall make the Equipment available for retaking and authorizes Lessor, its employees and agents to enter Lessee’s premises and any other premises (insofar as Lessee can permit) for the purpose of retaking the Equipment. In the event of retaking, Lessee expressly waives all rights to possession and all claims for injuries to persons or property suffered through or loss caused by such retaking. Any repossession accomplished under this subsection shall not release Lessee from liability for damages of Lessor sustained by reason of Lessee’s default hereunder.
c.Whether or not Lessor has exercised any other right hereunder, cause Lessee to pay Lessor (as liquidated damages for loss of a bargain and not as a penalty), on the date specified in written notice, an amount equal to (i) all rent and any other amounts accrued and unpaid prior to the date of such written notice, (ii) the rent due and payable, and any other amounts then accrued and unpaid, on the first rent payment date following the date of such notice, and (iii) a sum equal to the appropriate Total Loss Value, determined as of the rent payment date following the date of such notice, as set out in the applicable Lease Schedule.
d.In its sole discretion, Lessor may sell or release the Equipment or any part thereof, at public auction or by private sale or lease at such time or times and upon such terms as Lessor may determine on an “as is, where is” basis, without recourse or warranty of any kind, free and clear of any rights of Lessee and, if notice thereof is required by law, any notice in writing of such sale or lease by Lessor to Lessee given not less than ten days prior to the date thereof shall constitute reasonable notice thereof to Lessee, or otherwise hold, use, operate, or keep idle such Equipment, as Lessor, in its sole discretion, determines is commercially reasonable, free and clear of all rights of Lessee.
e.The provisions of this section shall not prejudice Lessor’s right to recover or prove damages for unpaid rent accrued prior to default, or bar an action for a deficiency as herein provided, and the bringing of an action with an entry of judgment against Lessee shall not bar Lessor’s right to repossess any or all of the Equipment.
f.Lessor may exercise any other right or remedy which may be available to it under applicable law, including the UCC, or proceed by appropriate court action to enforce the terms hereof or to recover damages for the breach hereof, and may be exercised concurrently or consecutively.
In addition, Lessee shall pay Lessor all costs and expenses incurred by Lessor as a result of Lessee’s default hereunder or the termination hereof, including, without limitation, reasonable attorney’s fees and costs arising out of or incurred by Lessor in defending any action relating to this Agreement or any Lease Schedule or participating in any bankruptcy or insolvency proceeding to which Lessee is a party, or otherwise incurred due to Lessee’s default, repossession and disposal of the Equipment. Lessor’s remedies shall be available to Lessor’s successors and assigns. TO THE EXTENT PERMITTED BY LAW, LESSEE WAIVES ANY AND ALL RIGHTS TO NOTICE AND TO JUDICIAL HEARING WITH RESPECT TO THE REPOSSESSION OR ATTACHMENT OF THE EQUIPMENT BY LESSOR IN THE EVENT OF A DEFAULT HEREUNDER BY LESSEE.

28)Financial Information. During the Term and any extensions or renewals hereof, Lessee will furnish to Lessor:
a.Within 30 days after the end of each of the first three quarterly periods of Lessee’s fiscal year, a balance sheet, statement of cash flows and a statement of income of Lessee (“Financial Statements”) as of the close of such quarterly period from the beginning of the fiscal year to the date of such statement, prepared in accordance with generally accepted accounting principles (“GAAP”), consistently applied, and in such reasonable detail as Lessor may request, certified as true, complete and correct by an authorized officer of Lessee.
b.As soon as practicable, but in any event within 90 days after the end of each fiscal year, a copy of Lessee’s annual audited Financial Statements, certified without qualification by an independent certified public accountant of recognized standing.
c.In a timely manner such financial statements, reports and other information as Lessee shall send from time to time to its stockholders and/or other materials which Lessor shall reasonably request
29)True Lease. It is the intent of the parties to the lease of Equipment that it will be a true lease and not a “conditional sale,” and that Lessor shall at all times be considered to be the owner of the Equipment which is the subject of the Lease Schedules for the purposes of all federal, state, city and local income taxes or for franchise taxes measured by income, and that neither this Agreement nor the Lease Schedules conveys to Lessee no right, title or interest in any Equipment except as lessee. . [***]
SECTION IV -GENERAL TERMS AND CONDITIONS
30)Lessee Representations and Warranties. Lessee represents and warrants that:
a.It is duly organized, validly existing and in good standing under the laws of the state of Delaware, and is duly qualified and in good standing (to the extent such concept is applicable) in all jurisdictions where such qualification is required for it to conduct its business, except where the failure to be so qualified or in good standing would not have a material adverse effect on its ability to perform its obligations under this Agreement.
b.It has all requisite power and authority to conduct its business and to perform all of its obligations under this Agreement.
c.This Agreement has been duly authorized by it, and upon execution and delivery by the other Parties, shall constitute the valid, legal and binding obligation of Lessee, enforceable in accordance with its terms.
d.There are no actions pending or threatened against or by Seller/Lessee challenging the transactions contemplated by this Agreement and no circumstances exist that may give rise to such an action.
e.Seller/Lessee is, and after giving effect to the transactions set forth in this Agreement, will be solvent and will not have incurred debts, including contingent or other liabilities, beyond its ability to pay them as they become due.
31)Lessor Representations and Warranties. Lessor represents and warrants that:
a.It is duly organized, validly existing and in good standing (if such concept is applicable in Lessor’s jurisdiction of incorporation) under the laws of the jurisdiction of its incorporation or formation, and is duly qualified and in good standing (to the extent such concept is applicable) in all jurisdictions where such qualification is required for it to conduct its business, except where the failure to be so qualified or in good standing would not have a material adverse effect on its ability to perform its obligations under this Agreement.
b.It has all requisite power and authority to conduct its business and to perform all of its obligations under this Agreement.
c.This Agreement has been duly authorized by it, and upon execution and delivery by the other Parties, shall constitute the valid, legal and binding obligation of Lessor, enforceable in accordance with its terms.
32)Tax.
a.Seller/Lessee’s pricing excludes all taxes (including but not limited to, sales, use, excise, value-added, and other similar taxes), tariffs and duties (including but not limited to, amounts imposed upon the Product(s) or bill of material thereof under any Trade Act, including, but not limited to, the Trade Expansion Act, section 232 and the Trade Act of 1974, section 301) and charges (collectively “Taxes”). If any Party is required to impose, levy, collect, withhold or assess any Taxes on any transaction under this Agreement, then the withholding Party will notify the Party whose payments are withheld reasonably in advance of such action and reasonably cooperate with such Party in mitigating, reducing, or eliminating such imposition, levy, collection, withholding, or assessment. With respect to any Taxes so withheld, the withholding Party will invoice the Party whose payments are withheld for such Taxes unless, at the time of order placement, the affected Party furnishes the withholding Party with an exemption certificate or other documentation sufficient to verify exemption from the Taxes.
b.In no event will any Party hereunder be liable for Taxes paid or payable by another Party.
c.Tax treatment of the sale: The Parties acknowledge and agree that, assuming that (i) the tax sourcing location of the Equipment will be Seller’s facility located at 26440 SW Parkway Ave., Bldg. 83, Wilsonville, OR. 97070 (USA), (ii) the Seller is a company registered in Oregon (USA), (iii) the Equipment is physically located in Oregon, the sale and purchase of the Equipment is not subject to sales taxes given Oregon does not impose sales tax on the sale of goods and services. Consistent with the foregoing, the Seller will not charge sales, use, excise value-added and other similar taxes to Buyer.

d.Tax treatment of the lease: The Parties acknowledge and agree that the tax sourcing location of the Equipment will be Seller’s facility located at 26440 SW Parkway Ave., Bldg. 83, Wilsonville, OR. 97070 (USA) and the Lease is not subject to sales tax given Oregon does not impose sales tax on the leasing of goods and services.
e.For the avoidance of doubt, (i) each amount stated as payable by the Lessee under this Agreement is exclusive of sales or similar taxes and is to be construed as a reference to that amount plus tax in respect of it and (ii) all payments by the Lessee under or in connection with the Agreement will be made in full without set off, deduction or counterclaim and free and clear of any and all taxes, unless the Lessee is required by law to make such payment subject to a deduction or withholding for or on account of tax. If the tax treatment of the Lease Payment were to be modified in particular due to (i) the transfer of the Lessee business place to another state, or (ii) a change of Lessee in accordance with the provisions of Section 38 and (a) the Lease Payment is subject to sales or similar taxes, they shall be added to the Lease Payment and/or (b) If the Lessee is required by law to make such Lease Payment subject to such a deduction or withholding, the sum payable by the Lessee shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Lessor receives and is entitled to retain (free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.
33)Notices. All notices required by this Agreement will be in writing and sent to the receiving Party at the address set forth below, via one of the following methods: (a) by hand, (b) by a nationally-recognized private overnight courier service capable of tracking deliveries, or (c) by email transmission (without notice of bounce-back or other no delivery and with confirmation of receipt retained by sender). Notices sent pursuant to the foregoing clause (a) or (b) will be deemed given on the date delivered, and notices sent pursuant to clause (c) will be deemed given upon receipt; provided, that notices delivered or transmitted (i) after 5:00 p.m. local time on a business day, or (ii) on a day which is not a business day will, in each case, be deemed given on the next business day.
If to Seller/Lessee:
ESS Tech, Inc.
26440 SW Parkway Avenue
Wilsonville, OR 97070

Attention: [***]
If to Buyer/Lessor:
UOP LLC
6111 N. River Road
Rosemont IL 60018

Attention:

[***]
Cc: [***]
Cc: [***]
Cc: [***]
34)Confidentiality.
a.For the purposes of this Section 34, the “Disclosing Party” shall mean the Party to this Agreement disclosing Confidential Information, “Receiving Party” shall mean the Party to this Agreement receiving Confidential Information, and “Confidential Information” shall mean information or materials provided or communicated by or on behalf of Disclosing Party in connection with this Agreement to the Receiving Party, during the effectiveness of this Agreement which is regarded by the Disclosing Party as confidential including without limitation any discussions or negotiations with respect to this Agreement, the existence of this Agreement, or the terms hereof. Confidential Information may be disclosed either orally, visually, electronically, in writing, by delivery of materials containing Confidential Information or in any other form now known or hereafter invented.
b.At all times during the Term and for a period of two (2) years following termination or expiration of this Agreement, the Receiving Party shall (i) use the Disclosing Party’s Confidential Information solely for the performance of its obligations under this Agreement and for no other purpose, and (ii) keep confidential and not publish, make available or otherwise disclose to others any of the Disclosing Party’s Confidential Information, except (A) to its Affiliates, its and its Affiliates’ directors, officers, employees, legal advisors, and any subcontractor permitted by this Agreement (collectively “Representatives”) who require such information for the purpose of performing their respective obligations, or enforcing their respective rights, under this Agreement or (B) any assignee of Receiving Party’s interest in this Agreement in accordance with Section 37 and, in the case of directors, officers and employees who are bound by confidentiality and non-use obligations with respect to such Confidential Information that are no less stringent than those set forth in this Agreement or who are obligated to abide by the terms of this Agreement by virtue of their employment with a Party, and in the case of subcontractors assignees, who have executed an agreement with the Receiving Party which complies with the provisions of this Agreement including this Section 34. The Receiving Party shall notify the Disclosing Party promptly upon the Receiving Party’s discovery of any material or pervasive disclosure or use of Confidential Information of the Disclosing Party by the Receiving Party or its Representatives in breach of the terms hereof, and the Receiving Party at its expense, shall cooperate with the Disclosing Party at the Disclosing Party’s reasonable request to mitigate such unauthorized disclosure or use and prevent any further breach hereof. A Receiving Party shall be liable for any breach of this Section 34 by its Representatives. Confidential Information shall not include and the Receiving Party’s obligations in this Section 34 shall not extend to any Confidential Information to the extent that the Receiving Party can demonstrate through competent evidence that such Confidential Information: (1) is or hereafter becomes generally available to the public other than by breach by the Receiving Party or any of its Representatives of the terms hereof, (2) is received from a third party, other than a Representative of, or any other person that disclosed Confidential Information on behalf of, Disclosing Party, that is lawfully in possession of such information and is not in violation of any contractual or legal obligation of confidentiality between such person or third party and the Disclosing Party or any of its Representatives with respect to such information, (3) was already in the possession of the Receiving Party or any of its Representatives prior to receipt from Disclosing Party or any of its Representatives, or (4) is, subsequent to disclosure, independently developed by the Receiving Party or any of its Representatives by individuals who have not had access to relevant Confidential Information of the Disclosing Party. Specific information (or the combination of information) disclosed to the Receiving Party hereunder shall not be deemed by the Receiving Party to fall within the above exceptions merely because it is embraced by more general information that falls within such exceptions but only if the combination itself and its principle of operation are within such exception.
35)Limitation of Liability. No Party shall be liable to any other Party for unforeseen, special, exemplary or punitive loss, cost or damage, loss of profits, revenue, reputation, or for business interruption, whether suffered in this or in any collateral transaction. Buyer and Lessor’s total aggregate liability under this Agreement for losses shall be capped at three months Lease Payments in the aggregate under this Agreement. Any limitations or exclusions of liability set forth in this Agreement will not apply with respect to: (a) claims for either Party’s breach of its obligations under Sections 34 and 37, (b) any claims resulting from either Party’s fraud, gross negligence, or fraudulent or willful misconduct, or (c) claims, losses, damages, costs, fines, penalties or expenses resulting from either Party’s violation of any applicable Laws.
36)Governing Law. This Agreement shall be governed by the Law of the state of New York, without reference to its principles of conflicts laws, and without reference to the UN Convention on Contracts for the International Sale of Equipment. Each Party hereby irrevocably submits to the jurisdiction and venue of the United States federal courts sitting in the Borough of Manhattan with respect to the resolution of any dispute arising out of or relating to this Agreement, including the breach, termination or validity thereof.
37)Compliance with Laws.
a.Buyer, Lessor and Seller/Lessee will comply with and be responsible for their respective compliance with all Laws, including without limitation, export, import, economic sanctions, and antiboycott laws of the United States, any locality outside the United States where either Party conducts business, and as applicable, the United Kingdom, the European Union and its Member States, the United Nations, Canada and Switzerland (“Sanctions Laws”), in each case, related to such Party’s performance of its obligations under this Agreement.
b.Buyer, Lessor and Seller/Lessee each represents and warrants that neither Party, nor its respective directors, employees, affiliates (i) are individuals or entities named on or acting on behalf of entities identified on applicable Sanctions Laws restricted party lists, including but not limited to, the U.S.

Specially Designated Nationals and Blocked Persons List (“SDN List”); (ii) organized under the laws of, physically located in, or ordinarily resident jurisdictions subject to comprehensive sanctions; or (iii) are owned or controlled, directly or indirectly, 50% or more in the aggregate, by one or more individuals described in (i) or (ii) (collectively, “Sanctioned Persons”).
c.No Party, nor its respective controlled affiliates will (A) knowingly permit Sanctioned Persons to directly or indirectly use, access or benefit from the transactions contemplated hereby, (ii) knowingly engage in or facilitate activities directly or indirectly related to any end-uses that are restricted by Sanctions Laws, or (iii) export, re-export or otherwise transfer the Equipment for any purpose prohibited by the Sanctions Laws.
d.Each Party shall comply with all applicable anti-bribery Laws including but not limited to the United States Foreign Corrupt Practices Act (“FCPA”), the United Kingdom Bribery Act of 2010, and Transparency, Anti-Corruption and Economic Modernization Act 2016-1691 of 9 December 2016 (the “Sapin II Law”). The Parties represent and warrant that they are currently in compliance, in all material respects, with applicable anti-corruption and anti-bribery laws and that they will not authorize, offer or make payments, directly or indirectly, to any government authority that may result in a breach of FCPA, the Sapin II Law, or other applicable anti-bribery Laws in connection with its performance under this Agreement. Each Party agrees to maintain materially accurate books and records to demonstrate compliance with the compliance requirements of this section. A Party’s failure to comply with this provision will be deemed a material breach of the Agreement.
e.Each Party will notify the other Parties immediately in writing of actual or reasonably suspected violations of this section which would impact, in any material respect, the performance of its obligations under this Agreement. Any Party may suspend or terminate the Agreement or take other actions reasonably necessary to ensure full compliance with all Laws, including the Sanctions Laws, without the other Parties incurring any liability.
38)Assignment.
This Agreement will be binding on Seller/Lessee and its respective permitted successors and assigns. Seller/Lessee will not assign this Agreement, or any rights or obligations under this Agreement, or subcontract all or any aspect of the work called for without the prior written approval of Buyer/Lessor. Any transfer of this Agreement by Seller/Lessee by merger, consolidation, dissolution, or any change in ownership or power to vote a controlling share of the voting stock in Seller/Lessee will constitute an assignment for the purposes of this Agreement. Any assignment or subcontract without Buyer/Lessor written approval will be voidable at the option of Buyer/Lessor. Buyer/Lessor may assign this Agreement, or any of its rights or obligations under this Agreement to any of its subsidiaries or affiliates, or to any purchaser or successor to all or substantially all of the assets of the Buyer/Lessor business to which this Agreement relates without Seller/Lessee’s consent and upon written notice to Seller/Lessee. Seller/Lessee will be responsible for all its subcontractors and any act or omission of any Seller/Lessee subcontractor will be deemed an act or omission of Seller/Lessee for purposes of this Agreement.
39)Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the successors, assigns and legal representatives of the Parties. There are no third party beneficiaries to this Agreement. Each Party acknowledges and agrees that it fully understands the provisions set forth in this Agreement and their effect, and that each Party is voluntarily entering into this Agreement.
40)Severability. If any provision or portion of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions or portions shall remain in full force and effect.
41)Construction. The headings and captions appearing in this Agreement have been inserted for the purposes of convenience and ready reference, and do not purport to and shall not be deemed to define, limit or extend the scope or intent of the provisions to which they appertain. This Agreement shall not be construed more strongly against either Party regardless of which Party is more responsible for its preparation.
42)Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument, without necessity of production of the others. An executed signature page delivered via facsimile transmission or electronic signature shall be deemed as effective as an original executed signature page.
43)Entire Agreement: Modification. This Agreement is the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior agreement or communications between the Parties, whether written, oral, electronic or otherwise. No change, modification, amendment, or addition of or to this Agreement shall be valid unless in writing and signed by authorized representatives of the Parties. Each Party hereto has received independent legal advice regarding this Agreement and their respective rights and obligations set forth herein. The Parties acknowledge and agree that they are not relying upon any representations or statements made by the other Party or the other Party’s employees, agents, representatives or attorneys regarding this Agreement, except to the extent such representations are expressly set forth herein.
44)Survival. Provisions of this Agreement that by their nature should continue in force beyond the completion or termination of the Agreement, or any associated orders, will remain in force including, without limitation, SECTION III - Terms of the Lease shall remain in effect through the Term and SECTION IV - General Terms and Conditions shall survive the expiration and termination of the Term and this Agreement.
45)Trademarks. No Party may use the trademarks, service marks or logos of any other Party without such Party’s prior written consent.
46)Fees and Costs. Each Party hereto shall bear its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement.

47)Publicity. Neither Party will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party, except as required by applicable law, in which case, the disclosing Party shall provide the other Party with prior written notice of the proposed press release or public announcement with sufficient time for review and comment. Notwithstanding the foregoing, if either Party, or a third party, makes a public disclosure related to this Agreement that is false or damaging to a Party, the aggrieved Party will have the right to make a public response reasonably necessary to correct any misstatement, inaccuracies or material omissions in the initial and wrongful affirmative disclosure without prior approval of the other Party.
[Signature Page Follows]

This Sale and Leaseback Agreement has been duly executed as of the Effective Date.
SELLER/LESSEE:
[***]
BUYER/LESSOR:
[***]

EXHIBIT A
SALE SCHEDULE 001
[***]

ANNEX 1 TO THE SALE SCHEDULE 001
The excel attachment with Unique Serial Numbers By Type below:

Category	Description	Vendor Name	Tag Number	Location
[***]	[***]	[***]	[***]	[***]

EXHIBIT B

LEASE SCHEDULE No. 001
[***]

ANNEX 1 TO THE LEASE SCHEDULE 001
The excel attachment with Unique Serial Number(s):

Category	Description	Vendor Name	Tag Number	Location
[***]	[***]	[***]	[***]	[***]